                                                                     EXHIBIT 8.1

                    [MULDOON, MURPHY & FAUCETTE LETTERHEAD]

                         [FORM OF FEDERAL TAX OPINION]


                              _____________, 1998


Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York  10310

     Re: Federal Income Tax Consequences of Merger of Bayonne Bancshares, Inc. with and into Richmond County Financial Corp. (the "Merger")

To the Members of the Board of Directors:

     You have requested an opinion regarding certain federal tax consequences of a proposed transaction involving the merger of Bayonne Bancshares, Inc., a holding company organized under the laws of the State of Delaware and duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA") ("Bayonne") with and into Richmond County Financial Corp. ("RCFC"), a holding company organized under the laws of the State of Delaware and duly registered as a savings and loan holding company under HOLA. The Merger will be effected pursuant to the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between RCFC and Bayonne (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in RCFC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Effective Time, Bayonne shall be merged with and into RCFC (the "Merger") and the separate existence of Bayonne shall cease. RCFC shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of Delaware. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Bayonne's common stock (the "Bayonne Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of the common stock of RCFC (the "RCFC Common Stock") determined under the formula set out in the Merger Agreement, subject to the payment of cash in lieu of fractional shares.
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Board of Directors
___________________, 1998 DRAFT
Page 2


     Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Sections 5.2(e) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate.
We have also received and relied upon, without independent verification, certain factual representations of Bayonne concerning Bayonne itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, certain factual representations of RCFC concerning the transaction and certain post-Merger plans ("Representations"); copies of these Representations are attached as exhibits to this letter. We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of RCFC will be conducted in a manner wholly consistent with all Representations provided by RCFC. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement.
We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Merger Agreement. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement and that the Merger will qualify as a merger under applicable law.

     The Merger Agreement and the Joint Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by Bayonne and RCFC are incorporated in this letter as part of the statement of the facts.


                             LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and
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Board of Directors
___________________, 1998 DRAFT
Page 3


regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.


                              FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to and attached as exhibits to this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1) The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and RCFC and Bayonne will each be a party to the reorganization.

     (2) No gain or loss will be recognized by RCFC, Richmond County Savings Bank, Bayonne or First Savings Bank of New Jersey, SLA as a result of the Merger.

     (3) No gain or loss will be recognized by the stockholders of Bayonne who exchange all of their Bayonne Common Stock solely for RCFC Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in RCFC Common Stock.

     (4) The tax basis of the RCFC Common Stock received by shareholders who exchange their Bayonne Common Stock for RCFC Common Stock pursuant to the Merger will be the same as the tax basis of the Bayonne Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.

     (5) The holding period of RCFC Common Stock received by each stockholder in the Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Effective Date.
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Board of Directors
___________________, 1998 DRAFT
Page 4

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of RCFC filed in connection with the Merger and to the references to us under the headings "SUMMARY -- Certain Federal Income Tax Considerations" and "THE MERGER -- Certain Federal Income Tax Considerations" in the Joint Proxy Statement/Prospectus on Bayonne and RCFC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section of the Securities Act of 1933.

                                    Sincerely,



                                    MULDOON, MURPHY & FAUCETTE